SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                               (AMENDMENT NO. )

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[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           THE STRIDE RITE CORPORATION
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                (Name of Registrant as Specified In Its Charter)

                           THE STRIDE RITE CORPORATION
             ------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

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


March 3, 1999





Dear

Since your organization is a substantial investor in the Common Stock of The Stride Rite Corporation, I am enclosing with this letter a copy of our 1998 Annual Report and the Proxy Statement for the upcoming Annual Meeting of Stockholders, to be held on April 15, 1999. Knowing that your shares are held through a custodian bank and that the normal path of distribution of these items could result in some delay, I thought you would appreciate receiving a personal copy of the materials at the same time they are being sent to holders of record.

I joined Stride Rite as Chairman and Chief Executive Officer on December 7, 1998. While Stride Rite's performance generally fell short of our expectations over the past year, I think our Company made progress in 1998, despite difficult market conditions in the apparel and footwear sector. I ask for your support of all of the proposals included in our enclosed Proxy Statement for the 1999 Annual Meeting. In particular, I would appreciate an affirmative vote on proposal number 2, which deals with a proposed amendment to Stride Rite's 1998 Stock Option Plan, and on proposal number 4, which introduces the 1999 Executive Long Term Bonus Plan, a new long-term incentive for our key corporate and divisional leaders.

As I emphasized in my letter to shareholders in the 1998 Annual Report, the shared objective of our management team and all of our associates is to increase shareholder wealth. Whenever possible, I am trying to align the interests of our management team with our shareholders. The fair market value stock options which are granted under The Stride Rite Corporation 1998 Stock Option Plan are an important ingredient in my efforts to link the interests of management and shareholders. This Plan was originally approved by shareholders at the 1998 Annual Meeting. The additional 1.5 million shares requested in proposal number 2 will insure that we have sufficient options available between now and when the Plan expires in April 2001. The Stride Rite Corporation 1999 Executive Long Term Bonus Plan, which is described in proposal number 4, is intended to reward our most senior executives if we achieve the gains in sales, earnings and stock price that our Board has established as goals over the next three years. The Plan encourages consistent growth and only pays out if goals are met each and every year during the three-year period.

March 3, 1999
Page 2


I also ask for your support of proposal number 3 which amends The Stride Rite Corporation Non-Employee Director Stock Ownership Plan. This Plan was also approved at last year's Annual Meeting. In keeping with the goal of linking compensation to shareholder interests, the proposed amendment allows Directors to have the majority of their annual retainer paid in Stride Rite Common Stock.

Again, I ask for an affirmative vote on these three proposals. Any comments or questions you may have concerning the proposals described in the Proxy Statement are welcome and I would very much appreciate the opportunity to discuss them with you personally. Please feel free to call me at (617) 824-6500. Our Chief Financial Officer, John Kelliher, (617) 824-6028, is also available to answer any questions concerning the proposals.

I am very excited about the prospects for our Company. I hope to see you at the Annual Meeting this Spring. On behalf of our Board of Directors and management of The Stride Rite Corporation, I thank you for your continued interest and support.

Sincerely,


/s/ James A. Eskridge

James A. Eskridge
Chairman of the Board and Chief Executive Officer

Enclosures